For the fiscal year ended August 31, 2007.
File number 811-02992
Dryden National Municipals Fund, Inc.


SUB-ITEM 77D
Policies With Respect to Security Investment


Dryden National Municipals Fund, Inc.

Supplement dated August 31, 2007
to the Prospectus and Statement of Additional Information (SAI) dated March 2, 2007

_______________________________________________________________________

The Board of Directors of Dryden National Municipals Fund, Inc. (the
Fund) has approved changes to certain of the investment policies of the Fund. These changes are described below.

Derivatives

The Fund currently may invest in derivatives up to 20% of the Fund's investable assets, with certain types of swaps limited to 15% of the Fund's investable assets. This policy will change to permit the Fund to invest in all types of derivatives (including swaps) up to 25% of the Fund's net assets.

To reflect this change the "Derivatives" table appearing in the section of the Prospectus entitled "How the Fund Invests-Investment Risks" is revised by changing the amount of Fund assets that may be invested in derivatives (including swaps) to 25% of net Fund assets.

Short Sales

The Fund does not currently enter into short sales of securities.
Effective as of August 31, 2007, the Fund may enter into short sales of securities.

To reflect this change, the section of the Prospectus entitled "How the Fund Invests-Other Investments & Strategies" is revised by including the following discussion pertaining to short sales:

Short Sales. The Fund may make short sales of a security. This means that the Fund may sell a security that it does not own, which it may do, for example, when we think the value of the security will decline. The Fund generally borrows the security to deliver to the buyers in a short sale. The Fund must then replace the borrowed security by purchasing it at the market price at the time of replacement. Short sales involve costs and risk. The Fund must pay the lender any dividends or interest that accrues on the security it borrows, and the Fund will lose money if the price of the security increases between the time of the short sale and the date when the Fund replaces the borrowed security. The Fund may make short sales "against the box." In a short sale against the box, at the time of sale, the Fund owns or has the right to acquire the identical security at no additional cost. When selling short against the box, the Fund gives up the opportunity for capital appreciation in the security.

To further reflect this change, the following table discussing the risks and potential rewards of engaging in short sales is added to the section of the Prospectus entitled "How the Fund Invests-Investment Risks:"


Short Sales (up to 25% of net assets)
Risks
Potential Rewards


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 May magnify underlying investment
losses
 Share price volatility can magnify
losses because underlying
security must be replaced at a
specific time.
 Investment costs may exceed
potential underlying investment
gains
 Short sales pose the risk of potentially unlimited loss
 Short sales "against the box" give up
the opportunity for capital
appreciation in the security. Short
sales "against the box" are not
subject to the 25% of net assets
limitation
  May magnify underlying
investment gains

To further reflect this change, Part I of the SAI is hereby revised by denoting short sales and short sales against-the-box as Fund investment strategies in the table entitled "Fund Investments and Strategies" appearing in the section of Part I entitled "Fund
Classification, Investment Objectives & Policies."

Borrowing and Leverage

The Fund may borrow through forward rolls, dollar rolls or reverse repurchase agreements in the future, as circumstances warrant.

To reflect this change, the section of the Prospectus entitled
"How the Fund Invests-Other Investments and Strategies" is revised by adding the following new discussion:

Reverse Repurchase Agreements .The
Fund may use reverse repurchase
agreements, where the Fund sells a
security with an obligation to
repurchase it at an agreed-upon price
and time. Reverse repurchase
agreements that involve borrowing to
take advantage of investment
opportunities, a practice known as
leverage, could magnify losses. If the
Fund borrows money to purchase
securities and those securities decline in value, then the value of the Fund's shares will decline faster than if the Fund were not leveraged. In addition, interest costs and investment fees relating to leverage may exceed potential investment gains.

Dollar Rolls . The Fund may enter into dollar rolls in which the Fund sells securities to be delivered in the current month and repurchases substantially similar (same type and coupon) securities to be delivered on a specified future date by the same party. The Fund is paid the difference between the current sales price and the forward price for the future purchase as well as the interest earned on the cash proceeds of the initial sale.

To further reflect this change, Part II of the SAI is revised by deleting the last sentence of the section entitled "Borrowing and Leverage" and substituting the following new sentence:

Certain funds may borrow through forward rolls, dollar rolls or reverse repurchase agreements.

Swap Agreements

The SAI currently provides in Part II, in the section entitled "Swap Agreements," that the Fund's net obligations in respect of all swap agreements is limited to 15% of net assets. As discussed above under

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"Derivatives," the Fund has adopted a uniform investment
limitation of 25% of net Fund assets with respect to all derivatives, including swap agreements. Accordingly, to reflect this change, Part II of the SAI is revised by deleting the last sentence of the section entitled "Swap Agreements" and substituting the following new sentence:

Unless otherwise noted, a Fund's net obligations in respect of all swap agreements (i.e., the aggregate net amount owned by the Fund) is limited to 15% of net
Fund assets.








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